Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for July 30, 2010. Net assets of the Fund were unaffected by the reclassifications.

Reduction to                                                     Reduction to
                                                                                Accumulated                                            Accumulated Net
                                 Reduction to                      Net Investment                                                 Realized Loss
              Paid-in Capital                                   Income                                               on Investments
---------------------------------------------------------------------------------------------------------------------------------------------------
                                   $10,836,871                             $15,763,305                                            $26,600,176